NEWS RELEASE

For Immediate Release
April 27, 2016
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FIRST QUARTER 2016
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) announced its financial results for the quarter ended March 31, 2016. Net income for the first quarter of 2016 was $52.1 million, or $4.34 per share, compared to $42.7 million, or $3.56 per share, for the fourth quarter of 2015, and $67.2 million, or $5.59 per share, for the corresponding period of 2015, according to Frank B. Holding, Jr., chairman of the board. BancShares’ current quarter results generated an annualized return on average assets of 0.66 percent and an annualized return on average equity of 7.17 percent, compared to respective returns of 0.53 percent and 5.92 percent for the fourth quarter of 2015 and 0.90 percent and 10.00 percent for the first quarter of 2015.
Earnings for the first quarter of 2016 included an acquisition gain of $1.7 million recognized in connection with an FDIC-assisted transaction involving certain assets and liabilities assumed of North Milwaukee State Bank (NMSB) of Milwaukee, Wisconsin, acquired on March 11, 2016. The NMSB acquisition contributed $35.3 million in loans and $46.3 million in deposit balances at March 31, 2016. Earnings for the first quarter of 2015 included a $42.9 million gain on the February 13, 2015, acquisition of Capitol City Bank & Trust (CCBT).
FIRST QUARTER HIGHLIGHTS

•	Loans grew by $177.7 million to $20.42 billion during the first quarter of 2016, reflecting originated portfolio growth and the NMSB acquisition.

•	Deposits increased $434.5 million, or by 6.4 percent on an annualized basis, from December 31, 2015, primarily due to organic growth in low-cost demand deposit and savings accounts.

•	Net charge-offs were $4.3 million, or 0.08 percent of average loans and leases on an annualized basis, compared to $6.3 million, or 0.12 percent, during the fourth quarter of 2015.

•
The taxable-equivalent net interest margin increased by 6 basis points to 3.18 percent from the fourth quarter of 2015 due to originated loan growth and improvement in the overnight investment yield, partially offset by continued runoff of the purchased credit impaired (PCI) loan portfolio.

•
Noninterest income was $105.3 million and $99.1 million in the first quarter of 2016 and fourth quarter of 2015, respectively. The increase was driven primarily by investment securities gains of $4.6 million, lower adjustments to the FDIC receivable and the $1.7 million gain on the acquisition of NMSB in the current quarter.

•
BancShares remained well-capitalized under Basel III capital requirements with a Tier 1 risk-based capital ratio of 12.58 percent, common equity Tier 1 ratio of 12.58 percent, total risk-based capital ratio of 14.10 percent and leverage capital ratio of 9.00 percent at March 31, 2016.

LOANS AND DEPOSITS
Loans at March 31, 2016, were $20.42 billion, a net increase of $177.7 million compared to December 31, 2015, representing growth of 3.5 percent on an annualized basis. Originated loans increased by $182.3 million primarily due to continued commercial portfolio growth. PCI loans decreased by $4.6 million, reflecting loan runoff of $39.9 million, partially offset by net loans acquired from NMSB of $35.3 million at March 31, 2016.

At March 31, 2016, deposits were $27.37 billion, an increase of $434.5 million, or by 1.6 percent, since December 31, 2015. The increase during the quarter was due to organic growth primarily in low-cost demand deposit and savings accounts.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $206.8 million at March 31, 2016, an increase of $567 thousand compared to December 31, 2015. The allowance as a percentage of total loans at March 31, 2016, was 1.01 percent, compared to 1.02 percent at December 31, 2015.
BancShares recorded net provision expense of $4.8 million for loan and lease losses for the first quarter of 2016, and $7.0 million and $5.8 million for the fourth quarter of 2015 and first quarter of 2015, respectively. The $2.2 million decrease in net provision expense compared to the fourth quarter of 2015 was due to lower net charge-offs on non-PCI loans and higher impairment reversals on PCI loans. The $949 thousand decline in net provision expense from the first quarter of 2015 was primarily due to lower originated loan growth, partially offset by lower impairment reversals on PCI loans.
The non-PCI loan provision expense was $6.8 million for the first quarter of 2016, compared to provision expense of $7.9 million and $8.7 million for the fourth quarter of 2015 and first quarter of 2015, respectively. The PCI loan portfolio net provision credit was $2.0 million during the first quarter of 2016, compared to net provision credits of $903 thousand and $2.9 million during the fourth quarter of 2015 and first quarter of 2015, respectively.
NONPERFORMING ASSETS
At March 31, 2016, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), were $162.8 million, down from $169.0 million at December 31, 2015. The $6.2 million, or 3.6 percent, decrease was due to a $5.7 million reduction in nonaccrual loans primarily in the commercial non-PCI loan portfolio and a $491 thousand decline in OREO due to problem asset resolutions.
NET INTEREST INCOME
Net interest income increased $2.0 million, or by 0.9 percent, to $232.7 million from the fourth quarter of 2015. The increase primarily resulted from higher interest income earned on excess cash held in overnight investments of $1.6 million and lower interest expense of $750 thousand due to reduced borrowing and deposit funding costs. The December 2015 increase in federal funds rate of 25 basis points contributed to higher interest income earned on overnight investments. These favorable impacts were offset by lower PCI loan income resulting from PCI loan portfolio runoff.
Net interest income increased $12.6 million, or by 5.7 percent, from the first quarter of 2015. Loan interest income was up $5.5 million as a result of originated loan growth, and investment securities interest income improved by $3.7 million as proceeds from maturities and sales were reinvested into higher yielding investments. Net interest income also benefited from higher income earned on overnight investments as a result of the increase in the federal funds rate and lower interest expense due to lower interest-bearing deposit costs. These favorable impacts were offset by lower PCI loan income resulting from PCI loan portfolio runoff.
The taxable-equivalent net interest margin was 3.18 percent for the first quarter of 2016, an increase of 6 basis points from the fourth quarter of 2015. The margin improvement was due to continued originated loan growth, improvement in investment yields and lower borrowing costs, partially offset by PCI loan portfolio runoff. The taxable equivalent net interest margin was unchanged from 3.18 percent from the same quarter in the prior year.
NONINTEREST INCOME
Total noninterest income was $105.3 million for the first quarter of 2016, an increase of $6.1 million from the fourth quarter of 2015 primarily the result of $4.6 million in securities gains, lower adjustments to the FDIC receivable of $6.7 million and the $1.7 million NMSB acquisition gain. These improvements were partially offset by a $2.3 million decrease in recoveries of PCI loans previously charged-off and a $1.9 million reduction in mortgage income. The reduction in mortgage income was due to a $1.9 million impairment charge on mortgage servicing assets, which was driven by a decline in interest rates during the quarter.

Noninterest income excluding acquisition gains decreased by $4.2 million from the same quarter in the prior year due to a $3.2 million decline in mortgage income, a $2.6 million decrease in recoveries of PCI loans previously charged-off, higher unfavorable adjustments to the FDIC receivable of $1.5 million and a $1.2 million decline in wealth management income. These decreases were partially offset by a $3.1 million increase in merchant income due to higher sales volume.
NONINTEREST EXPENSE
Noninterest expense decreased by $4.2 million to $251.7 million in comparison to the fourth quarter of 2015. The decrease was primarily due to a $2.9 million reduction in merger-related expenses, a $2.7 million decline in advertising costs, a $1.1 million decline in personnel expenses and a $1.0 million decrease in equipment expense. These decreases were partially offset by a $3.7 million increase in foreclosure-related expenses primarily due to a net loss on sales of acquired OREO in the current quarter.
Noninterest expense decreased by $6.5 million from the same quarter last year, primarily the result of a $5.4 million decline in personnel expenses related to lower pension and higher deferrals of salary costs related to loan origination activity and a $3.0 million decrease in merger-related expenses. These decreases were partially offset by a $2.4 million increase in merchant and card processing expense related to higher sales volume.
INCOME TAXES
Income tax expense was $29.4 million, $24.2 million and $39.8 million for the first quarter of 2016, fourth quarter of 2015, and first quarter of 2015, representing effective tax rates of 36.1 percent, 36.1 percent and 37.2 percent during the respective periods. The higher effective tax rate for the first quarter of 2015 was primarily attributable to increased pre-tax earnings as a result of the CCBT acquisition gain.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including online banking, mobile banking, ATMs and telephone banking. As of March 31, 2016, BancShares had total assets of $32.20 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended
(Dollars in thousands, except share data; unaudited)	March 31, 2016	December 31, 2015	March 31, 2015
SUMMARY OF OPERATIONS
Interest income	$243,112	$241,861	$231,510
Interest expense	10,392	11,142	11,345
Net interest income	232,720	230,719	220,165
Provision for loan and lease losses	4,843	7,046	5,792
Net interest income after provision for loan and lease losses	227,877	223,673	214,373
Gain on acquisition	1,704	—	42,930
Noninterest income excluding gain on acquisition	103,578	99,135	107,823
Noninterest expense	251,671	255,886	258,166
Income before income taxes	81,488	66,922	106,960
Income taxes	29,416	24,174	39,802
Net income	$52,072	$42,748	$67,158
Taxable-equivalent net interest income	$234,187	$232,147	$221,452
PER SHARE DATA
Net income	$4.34	$3.56	$5.59
Cash dividends	0.30	0.30	0.30
Book value at period-end	246.55	239.14	230.53
CONDENSED BALANCE SHEET
Cash and due from banks	$457,758	$534,086	$495,901
Overnight investments	2,871,105	2,063,132	2,458,923
Investment securities	6,687,483	6,861,548	7,045,550
Loans and leases	20,417,689	20,239,990	19,096,959
Less allowance for loan and lease losses	(206,783)	(206,216)	(205,553)
FDIC loss share receivable	7,474	4,054	21,340
Other assets	1,960,931	1,979,340	1,949,812
Total assets	$32,195,657	$31,475,934	$30,862,932
Deposits	$27,365,245	$26,930,755	$26,300,830
Other liabilities	1,869,218	1,673,070	1,793,383
Shareholders' equity	2,961,194	2,872,109	2,768,719
Total liabilities and shareholders' equity	$32,195,657	$31,475,934	$30,862,932
SELECTED PERIOD AVERAGE BALANCES
Total assets	$31,705,658	$31,753,223	$30,414,322
Investment securities	6,510,248	6,731,183	6,889,752
Loans and leases	20,349,091	20,059,556	18,922,028
Interest-earning assets	29,558,629	29,565,715	28,231,923
Deposits	26,998,026	27,029,650	25,833,068
Interest-bearing liabilities	19,067,251	18,933,443	19,171,958
Shareholders' equity	$2,920,611	$2,867,177	$2,724,719
Shares outstanding	12,010,405	12,010,405	12,010,405
SELECTED RATIOS
Annualized return on average assets	0.66%	0.53%	0.90%
Annualized return on average equity	7.17	5.92	10.00
Taxable-equivalent net interest margin	3.18	3.12	3.18
Efficiency ratio (1)	75.88	77.57	79.96
Tier 1 risk-based capital ratio	12.58	12.65	12.92
Common equity Tier 1 ratio	12.58	12.51	12.77
Total risk-based capital ratio	14.10	14.03	14.42
Leverage capital ratio	9.00	8.96	8.90
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares' securities and acquisition gains from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended
(Dollars in thousands, unaudited)	March 31, 2016	December 31, 2015	March 31, 2015
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$206,216	$205,463	$204,466
Provision (credit) for loan and lease losses:
PCI loans (1)	(1,997)	(903)	(2,864)
Non-PCI loans (1)	6,840	7,949	8,656
Net charge-offs of loans and leases:
Charge-offs	(6,780)	(8,551)	(7,176)
Recoveries	2,504	2,258	2,471
Net charge-offs of loans and leases	(4,276)	(6,293)	(4,705)
ALLL at end of period	$206,783	$206,216	$205,553
ALLL at end of period allocated to loans and leases:
PCI	$13,757	$16,312	$17,619
Non-PCI	193,026	189,904	187,934
ALLL at end of period	$206,783	$206,216	$205,553
Net charge-offs of loans and leases:
PCI	$558	$342	$1,146
Non-PCI	3,718	5,951	3,559
Total net charge-offs	$4,276	$6,293	$4,705
Reserve for unfunded commitments	$407	$379	$404
SELECTED LOAN DATA
Average loans and leases:
PCI	$939,839	$996,637	$1,200,484
Non-PCI	19,409,252	19,062,919	17,721,544
Loans and leases at period-end:
PCI	945,887	950,516	1,252,545
Non-PCI	19,471,802	19,289,474	17,844,414
RISK ELEMENTS
Nonaccrual loans and leases:
Covered under loss share agreements	$2,968	$2,992	$21,440
Not covered under loss share agreements	94,806	100,441	71,536
Other real estate:
Covered	9,734	6,817	17,302
Noncovered	55,334	58,742	72,690
Nonperforming assets:
Covered	$12,702	$9,809	$38,742
Noncovered	150,140	159,183	144,226
Total nonperforming assets	$162,842	$168,992	$182,968
Accruing loans and leases 90 days or more past due	$69,687	$77,066	$99,130
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	0.24%	0.14%	0.39%
Non-PCI	0.08	0.12	0.08
Total	0.08	0.12	0.10
ALLL to total loans and leases:
PCI	1.45	1.72	1.41
Non-PCI	0.99	0.98	1.05
Total	1.01	1.02	1.08
Ratio of nonperforming assets to total loans, leases and other real estate owned:
Covered	4.74	3.51	8.42
Noncovered	0.74	0.79	0.77
Total	0.80	0.83	0.95
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST-EARNING ASSETS
Loans and leases	$20,349,091	$217,732	4.30%	$20,059,556	$218,048	4.32%	$18,922,028	$211,885	4.54%
Investment securities:
U. S. Treasury	1,533,028	2,880	0.76	1,686,269	3,092	0.73	2,355,234	4,593	0.79
Government agency	463,597	1,031	0.89	599,048	1,282	0.86	938,356	1,708	0.73
Mortgage-backed securities	3,404,123	15,892	1.87	4,437,936	18,632	1.68	3,592,499	13,220	1.47
State, county and municipal	196	1	2.73	—	—	—	3,663	53	5.77
Other	1,109,304	3,377	1.22	7,930	205	10.30	—	—	—
Total investment securities	6,510,248	23,181	1.43	6,731,183	23,211	1.38	6,889,752	19,574	1.14
Overnight investments	2,699,290	3,666	0.54	2,774,976	2,030	0.29	2,420,143	1,338	0.22
Total interest-earning assets	$29,558,629	$244,579	3.32%	$29,565,715	$243,289	3.27%	$28,231,923	$232,797	3.34%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$4,317,299	$200	0.02%	$4,234,147	$204	0.02%	$4,608,049	$415	0.04%
Savings	1,944,805	145	0.03	1,887,520	142	0.03	1,765,540	92	0.02
Money market accounts	8,335,030	1,642	0.08	8,175,228	1,605	0.08	7,821,438	1,641	0.09
Time deposits	3,061,333	2,672	0.35	3,200,354	2,900	0.36	3,515,525	3,481	0.40
Total interest-bearing deposits	17,658,467	4,659	0.11	17,497,249	4,851	0.11	17,710,552	5,629	0.13
Repurchase agreements	655,787	433	0.27	728,526	471	0.26	305,918	121	0.16
Other short-term borrowings	2,551	1	0.12	3,203	7	1.39	694,775	1,813	1.05
Long-term obligations	750,446	5,299	2.82	704,465	5,813	3.30	460,713	3,782	3.28
Total interest-bearing liabilities	$19,067,251	$10,392	0.22	$18,933,443	$11,142	0.23	$19,171,958	$11,345	0.24
Interest rate spread			3.10%			3.04%			3.10%
Net interest income and net yield on interest-earning assets		$234,187	3.18%		$232,147	3.12%		$221,452	3.18%
Loans and leases include PCI loans, non-PCI loans, nonaccrual loans and loans held for sale. Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 35.0 percent for each period and state income tax rates of 5.5 percent, 5.5 percent and 6.0 percent for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively. The taxable-equivalent adjustment was $1,467, $1,428 and $1,287 for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.